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EXHIBIT 99.2

                               PETSEC ENERGY LTD
                              (A.C.N. 000 602 700)
14 April, 2000

The Manager, Companies
Company Announcements
Australian Stock Exchange
Level 4, 20 Brige Street
SYDNEY  NSW  2000

Dear Sir/Madam

RE: PETSEC ENERGY INC.

The Company's wholly owned U.S. subsidiary, Petsec Energy Inc. ("PEI") has filed a voluntary petition in the Federal Court in Opelousas, Louisiana under Chapter 11 of the U.S. Bankruptcy Code.

The filing will allow PEI to continue its operations under the protection of the bankruptcy court while it continues discussions with its senior unsecured noteholders regarding possible solutions to its financial situation. It will also afford PEI the opportunity to evaluate all other options.

To maintain liquidity through the reorganization process, including payment of suppliers and trade creditors, PEI is negotiating a commitment for up to US$30 million of post-petition financing from Foothill Capital, PEI's existing secured lender, subject to court approval.

Petsec Energy Ltd is an independent oil and gas exploration and production company operating in the shallow waters of the US Gulf of Mexico.

Yours faithfully

GEOFF FULCHER
COMPANY SECRETARY

For further information please contact:

In Australia:                                      In USA:

Terry Fern, Managing Director            Ross Keogh, Chief Financial Officer
Petsec Energy Ltd                        Petsec Energy Ltd
(61) 2 9247 4605 (phone)                 (318) 989 1942 (phone)
(61) 2 9251 2410 (fax)                   (318) 989 7271 (fax)
Level 13, Gold Fields House              143 Ridgeway Drive, Suite 113
1 Alfred Street, Sydney NSW 2000         Lafayette, Louisiana 70503-3402

   Company information is available at Petsec's website http://www.petsec.com

1. Information in this report which relates to hydrocarbon reserves is based on information compiled by a person qualified in accordance with Listing Rule 5.11 and accurately reflects the information compiled by that person.
2. Certain statements in this report regarding future expectations and plans of the Company may be regarded as "forward-looking statements" within the meaning of Section 27A of the USA Securities Act of 1933 and Section 21E of the USA Securities Exchange Act of 1934. Although the Company believes that its expectations and plans are based upon reasonable assumptions, it can give no assurance that its goals will be met. Actual results may vary significantly from those anticipated due to many factors, including oil and gas prices, operating hazards, drilling risks, environmental risks and uncertainties in interpreting engineering and other data relating to oil and gas reservoirs, as well as other risks discussed in the Company's SEC filings.